Exhibit 5.1

[●]

OmniLit Acquisition Corp.

1111 Lincoln Road, Suite 500

Miami, FL 33139

Ladies and Gentlemen:

We have acted as counsel to OmniLit Acquisition Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File No. [●]) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of [●] shares of Class A common stock, $0.0001 par value per share (the “Securities”) to be issued in connection with a business combination (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated May 9, 2023 (the “Business Combination Agreement”), by and among the Company, Optics Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Syntec Optics, Inc., a Delaware corporation (“Syntec Optics”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued upon the consummation of the Merger in accordance with terms and conditions set forth in the Registration Statement and the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

OmniLit Acquisition Corp.	- 2-

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Ropes & Gray LLP